TRAEGER ANNOUNCES THIRD QUARTER FISCAL 2025 RESULTS
Now Targeting $50 million in Annualized Cost Savings from Project Gravity
Reiterates FY25 Revenue, Gross Margin and Adjusted EBITDA Guidance

SALT LAKE CITY, UT, November 5, 2025 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended September 30, 2025.
Third Quarter FY25 Highlights
•Total revenues increased 2.7% to $125.4 million
•Grill revenues increased 2.2% to $76.6 million
•Net loss of $89.8 million compared to net loss of $19.8 million in the prior year, inclusive of a $74.7 million goodwill impairment
•Adjusted EBITDA of $13.8 million, up 11.8% from $12.3 million in the prior year
•Targeting $20 million of Project Gravity Phase 2 run-rate savings, for a total annualized savings target of $50 million
Jeremy Andrus, CEO of Traeger, commented, "I am pleased with our third quarter results, having achieved growth in both revenues and Adjusted EBITDA. Our performance demonstrates our team's strong ability to navigate a dynamic macroeconomic environment and gives us the confidence to reiterate our guidance for Fiscal 2025."
"Today, we are updating our Project Gravity cost savings target with an additional $20 million in run-rate savings as part of Gravity Phase 2. This is incremental to the $30 million in savings we previously discussed, for a total run-rate savings target of $50 million once fully implemented," continued Mr. Andrus.
"I believe Project Gravity will be transformational to our business. The efficiencies, simplification and cost optimization that we believe will result from Gravity will unlock capacity to invest into our key long-term growth pillars and will enable us to drive household penetration," concluded Mr. Andrus.

Operating Results for the Third Quarter
Total revenue increased 2.7% to $125.4 million, compared to $122.1 million in the third quarter last year.
•Grills increased 2.2% to $76.6 million as compared to the third quarter last year. The increase was primarily driven by growth in average selling price, partially offset by a reduction in unit volume.
•Consumables increased 12.3% to $25.3 million as compared to the third quarter last year. The increase was primarily driven by growth in wood pellet sales, partially offset by a reduction in food consumables.
•Accessories decreased 4.3% to $23.5 million as compared to the third quarter last year. This decrease was driven by lower sales of MEATER smart thermometers.
North America revenues increased 2.1% in the third quarter compared to the prior year. Rest of World revenues increased 9.9% in the third quarter compared to the prior year.
Gross profit decreased to $48.5 million, compared to $51.7 million in the third quarter last year. Gross profit margin was 38.7% in the third quarter, compared to 42.3% in the same period last year. The decrease in gross margin was driven primarily by tariff related costs, partially offset by favorability from pricing shifts, supply chain efficiencies, and strategic alignment with wholesale partners.
Sales and marketing expenses were $20.0 million, compared to $26.2 million in the third quarter last year. The decrease in sales and marketing expenses was primarily due to cost reduction actions associated with Project Gravity and lower advertising expenses.
General and administrative expenses were $22.2 million, compared to $24.1 million in the third quarter last year. The decrease in general and administrative expenses was primarily due to lower stock-based compensation expense, partially offset by a legal settlement in the prior period.
Goodwill impairment of $74.7 million was recorded, primarily driven by a sustained decrease in our stock price and market capitalization. The impairment charge is non-cash and does not impact the Company’s cash position, cash flows from operating activities, compliance with debt covenants, or future operations.
Restructuring and other costs of $6.2 million were recorded in connection with our multi-step strategic optimization plan, which includes workforce reductions and the centralization and streamlining of operations. These costs primarily relate to professional fees associated with the execution of these initiatives.
Net loss was $89.8 million in the third quarter, or a loss of $0.67 per diluted share, compared to net loss of $19.8 million in the third quarter of last year, or a loss of $0.15 per diluted share.1
Adjusted net loss was $22.3 million, or $0.17 per diluted share, compared to $7.4 million, or $0.06 per diluted share in the third quarter last year.2
Adjusted EBITDA was $13.8 million in the third quarter compared to Adjusted EBITDA of $12.3 million in the same period last year.2
1 There were no potentially dilutive securities outstanding as of September 30, 2025 and 2024.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the third quarter totaled $5.9 million, compared to $15.0 million at December 31, 2024.
Inventory at the end of the third quarter was $114.6 million, compared to $107.4 million at December 31, 2024.

Project Gravity Update: Company Announces Phase 2 Cost Savings Target
The Company is providing an update on its Project Gravity transformation initiative, which is aimed at streamlining operations, enhancing organizational efficiency, and simplifying the business. These initiatives are expected to strengthen the Company’s financial foundation, improve profitability, and support continued investment in its core growth pillars. Project Gravity initiatives are expected to be largely implemented by the end of 2026.
•Phase 1 is focused on driving efficiencies to the Company’s operations, including a reduction in force in the second quarter and the integration of MEATER into the Company's headquarters. These actions are expected to deliver approximately $30 million in annualized cost savings, with about $13 million anticipated to be realized in Fiscal 2025.
•Phase 2 introduces additional strategic actions aimed at channel optimization, supply chain and manufacturing efficiencies, and other general productivity measures. These key initiatives include discontinuing the Costco roadshow program, redirecting Traeger.com consumers to our retail partners' websites as part of an exit from the Traeger direct-to-consumer business, transitioning to a distributor model in European markets that currently operate under a direct model, and pellet mill consolidation. Once fully implemented, these actions are expected to contribute approximately $20 million in annualized cost savings.
Guidance For Full Year Fiscal 2025
Based on year to date performance and its outlook for the rest of the year, the Company is reiterating its total revenue, gross margin and Adjusted EBITDA guidance for Fiscal 2025.
•Total revenue is expected to be between $540 million and $555 million
•Gross Margin is expected to be between 40.5% and 41.5%
•Adjusted EBITDA is expected to be between $66 million and $73 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, non-routine legal expenses, goodwill impairment, restructuring and other costs and employee retention tax credits all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's third quarter results is scheduled for Wednesday, November 5, 2025, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +1 (646) 844-6383 for international callers, conference ID 513369. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403, conference ID 489606. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories, and MEATER smart thermometers.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our organization focus, our Project Gravity initiative and its impact on our business, including anticipated cost savings, and our anticipated full year Fiscal 2025 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses; our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; United States trade policies that restrict imports or increase import tariffs, including the impact of recently implemented and proposed tariffs; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; the use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to environmental, social and governance matters; any decline in demand from certain retailers; risks associated with our significant international operations; our reliance on limited number of third-party manufacturers; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,866	$14,981
Accounts receivable, net	80,674	85,331
Inventories	114,627	107,367
Prepaid expenses and other current assets	14,759	35,444
Total current assets	215,926	243,123
Property, plant, and equipment, net	33,739	36,949
Operating lease right-of-use assets	40,560	44,370
Goodwill	—	74,725
Intangible assets, net	397,403	428,536
Other non-current assets	1,994	2,974
Total assets	$689,622	$830,677
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$14,105	$27,701
Accrued expenses	54,648	82,143
Line of credit	—	5,000
Current portion of notes payable	250	250
Current portion of operating lease liabilities	3,409	3,790
Other current liabilities	604	3,357
Total current liabilities	73,016	122,241
Notes payable, net of current portion	399,304	398,445
Operating leases liabilities, net of current portion	24,307	26,646
Deferred tax liability	6,363	6,376
Other non-current liabilities	496	539
Total liabilities	503,486	554,247
Commitments and contingencies—See Note 11
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 136,912,932 and 130,648,819 as of September 30, 2025 and December 31, 2024, respectively	14	13
Additional paid-in capital	971,607	960,966
Accumulated deficit	(786,866)	(688,885)
Accumulated other comprehensive income	1,381	4,336
Total stockholders’ equity	186,136	276,430
Total liabilities and stockholders’ equity	$689,622	$830,677

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$125,396	$122,050	$414,162	$435,435
Cost of revenue	76,850	70,362	249,157	248,856
Gross profit	48,546	51,688	165,005	186,579
Operating expenses:
Sales and marketing	20,000	26,162	66,989	76,065
General and administrative	22,164	24,135	73,215	86,764
Amortization of intangible assets	8,813	8,819	26,447	26,456
Goodwill impairment	74,725	—	74,725	—
Restructuring and other costs	6,204	—	9,672	—
Total operating expense	131,906	59,116	251,048	189,285
Loss from operations	(83,360)	(7,428)	(86,043)	(2,706)
Other income (expense):
Interest expense	(7,815)	(8,534)	(23,799)	(25,308)
Other income (expense), net	1,049	(3,964)	9,563	993
Total other expense	(6,766)	(12,498)	(14,236)	(24,315)
Loss before provision (benefit) for income taxes	(90,126)	(19,926)	(100,279)	(27,021)
Provision (benefit) for income taxes	(307)	(137)	(2,298)	29
Net loss	$(89,819)	$(19,789)	$(97,981)	$(27,050)
Net loss per share, basic and diluted	$(0.67)	$(0.15)	$(0.74)	$(0.21)
Weighted average common shares outstanding, basic and diluted	134,214,292	128,291,933	132,290,564	126,886,385
Other comprehensive income (loss):
Foreign currency translation adjustments	$49	$25	$(102)	$111
Amortization of dedesignated cash flow hedge	(909)	(1,456)	(2,853)	(5,506)
Total other comprehensive loss	(860)	(1,431)	(2,955)	(5,395)
Comprehensive loss	$(90,679)	$(21,220)	$(100,936)	$(32,445)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(97,981)	$(27,050)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	9,363	10,139
Amortization of intangible assets	31,489	31,936
Amortization of deferred financing costs	1,474	1,500
Loss (gain) on disposal of property, plant, and equipment	(84)	414
Stock-based compensation expense	12,476	23,064
Unrealized loss on derivative contracts	3,550	7,526
Amortization of dedesignated cash flow hedge	(2,853)	(5,506)
Change in contingent consideration	—	(15,000)
Goodwill impairment	74,725	—
Other non-cash adjustments	1,214	1,425
Change in operating assets and liabilities:
Accounts receivable	4,649	(10,851)
Inventories	(7,259)	(8,883)
Prepaid expenses and other current assets	15,591	2,596
Other non-current assets	95	86
Accounts payable and accrued expenses	(41,440)	5,020
Net cash provided by operating activities	5,009	16,416
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(5,614)	(10,034)
Capitalization of patent costs	(357)	(312)
Proceeds from sale of property, plant, and equipment	108	113
Net cash used in investing activities	(5,863)	(10,233)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	47,000	47,000
Repayments on line of credit	(52,000)	(63,400)
Repayments of long-term debt	(188)	(188)
Payment of deferred financing costs	(820)	(119)
Principal payments on finance lease obligations	(418)	(384)
Taxes paid related to net share settlement of equity awards	(1,835)	(2,141)
Net cash used in financing activities	(8,261)	(19,232)
Net decrease in cash and cash equivalents	(9,115)	(13,049)
Cash and cash equivalents at beginning of period	14,981	29,921
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,866	$16,872

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Nine Months Ended September 30,
	2025	2024
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$25,324	$29,643
Income taxes paid, net of refunds	$1,426	$1,575
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$314	$206
Property, plant, and equipment included in accounts payable and accrued expenses	$928	$51

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin are key performance measures that our management uses to assess our financial performance and are also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because they provide a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin and Adjusted Net Income (Loss) Margin, together with a reconciliation of Net Loss Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Net Income (Loss) per share has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(dollars in thousands, except share and per share amounts)
Net loss	$(89,819)	$(19,789)	$(97,981)	$(27,050)
Adjustments:
Other (income) expense (1)	(1,376)	2,419	(7,478)	(7,131)
Stock-based compensation	3,331	5,901	12,476	23,064
Non-routine legal expenses (2)	5	79	24	1,782
Amortization of acquisition intangibles (3)	8,111	8,246	24,333	24,756
Goodwill impairment	74,725	—	74,725	—
Restructuring and other costs (4)	6,204	—	9,672	—
Employee retention tax credit (5)	(982)	—	(6,049)	—
Tax impact of adjusting items (6)	(22,501)	(4,268)	(27,393)	(10,880)
Adjusted net income (loss)	$(22,302)	$(7,412)	$(17,671)	$4,541

Net loss	$(89,819)	$(19,789)	$(97,981)	$(27,050)
Adjustments:
Provision (benefit) for income taxes	(307)	(137)	(2,298)	29
Interest expense	7,815	8,534	23,799	25,308
Depreciation and amortization	13,302	13,885	40,852	42,076
Other (income) expense (7)	(467)	3,875	(4,625)	(1,625)
Stock-based compensation	3,331	5,901	12,476	23,064
Non-routine legal expenses (3)	5	79	24	1,782
Goodwill impairment	74,725	—	74,725	—
Restructuring and other costs (4)	6,204	—	9,672	—
Employee retention tax credit (5)	(982)	—	(6,049)	—
Adjusted EBITDA	$13,807	$12,348	$50,595	$63,584

Revenue	$125,396	$122,050	$414,162	$435,435
Net loss margin	(71.6)%	(16.2)%	(23.7)%	(6.2)%
Adjusted net income (loss) margin	(17.8)%	(6.1)%	(4.3)%	1.0%
Adjusted EBITDA margin	11.0%	10.1%	12.2%	14.6%

Net loss per diluted share	$(0.67)	$(0.15)	$(0.74)	$(0.21)
Adjusted net income (loss) per diluted share	$(0.17)	$(0.06)	$(0.13)	$0.04
Weighted average common shares outstanding - diluted	134,214,292	128,291,933	132,290,564	126,886,385
(1)Represents realized and unrealized (gains) losses on the interest rate swap, including amortization of dedesignated cash flow hedge, (gains) losses on the disposal of property, plant, and equipment, and unrealized (gains) losses from foreign currency transactions and derivatives.
(2)Represents external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(3)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents restructuring and other costs in connection with Project Gravity primarily related to professional fees and severance and other personnel costs.
(5)Represents the total benefit recorded associated with the refund from the Internal Revenue Service in connection with the Employee Retention Tax Credit.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.4% for both the three and nine months ended September 30, 2025 and 26.2% and 25.5% for both the three and nine months ended September 30, 2024, respectively.
(7)Represents realized and unrealized (gains) losses on the interest rate swap, (gains) losses on the disposal of property, plant, and equipment, and unrealized (gains) losses from foreign currency transactions and derivatives.